EX. 99.28(d)(6)(viii)

Amendment to

Investment Sub-Advisory Agreement Among

Jackson National Asset Management, LLC,

Mellon Capital Management Corporation,

andJackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of the Trust, as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the Agreement to reflect a change in the entity name for the Sub-Adviser, effective January 31, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to Mellon Capital Management Corporation shall be deleted and replaced with the following entity name:

BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation).

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective January 31, 2018.

Jackson National Asset Management, LLC		BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation)

By:	/s/ Mark D. Nerud	By:	/s/ Linda Lillard
Name:	Mark D. Nerud	Name:	Linda Lillard
Title:	President and CEO	Title:	Chief Operating Officer

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary